Exhibit 99.2
                 News

For more information, contact
Loren Wassell (314) 577-0733

FOR IMMEDIATE RELEASE

ANHEUSER-BUSCH ANNOUNCES DIVIDEND INCREASE

ST. LOUIS, July 26, 2006 - Patrick Stokes, president and chief executive officer of Anheuser-Busch Cos. Inc. today announced that the Board of Directors has increased the regular quarterly dividend on the company’s common stock to 29 ½ cents per share from 27 cents per share, an increase of 9.3 percent. This marks the 30th consecutive year of Anheuser-Busch dividend increases. The new dividend rate is payable September 11, 2006, to shareholders of record on August 9, 2006.
Based in St. Louis, Anheuser-Busch is the leading American brewer. The company brews the world’s largest-selling beers, Budweiser and Bud Light. Anheuser-Busch also owns a 50 percent share in Grupo Modelo, Mexico’s leading brewer, and a 27 percent share in Tsingtao, the No. 1 brewer in China. The company also is one of the largest theme park operators in the United States, is a major manufacturer of aluminum cans and is America’s top recycler of aluminum cans. For more information, visit www.anheuser-busch.com

# # #